Exhibit 99.1

NEW PEOPLES BANK ANNOUNCES RECORD QUARTERLY EARNINGS, CONTINUED ASSET GROWTH

Honaker, Va...New Peoples Bankshares recently announced that its net income for the quarter ending June 30, 2008 on a consolidated basis is $1.2 million as compared to $901 thousand for the same quarter last year. Total assets of the bank as of June 30, 2008 are $793.1 million as compared to $766.0 on December 31, 2007.

Bank CEO, Kenneth Hart, took the opportunity during this record-breaking news to assure the bank’s customers and stockholders that the sub-prime mortgage problems that are besetting many large banks nationwide have had very little impact upon the bank that he and several other investors started ten years ago. “We were not in the sub-prime lending market, we don’t sell our home loans to other big banks and we handle everything locally when it comes to financing unless we partner with another bank to make a large commercial loan.”

Hart mentioned that many community banks in the region are in much better shape regarding loan losses than some of the bigger chains that have made national news. “We tend to know our customers and they know us, that personal relationship has helped many community banks avoid making loans that are overly risky. During the past few years, past due loans at New Peoples Bank are averaging less than 1%, which is remarkable in today’s lending climate.”

He also pointed out that New Peoples Bank has shown a profit for the past ten years even while growing to thirty branches. “Real estate prices around here historically have grown at a healthy rate so we have not seen the bubbles and plunges like we have seen in some parts of the nation. We call it the ‘slow to grow, slow to drop’ market that has tended to build confidence over time.”

(FOR IMMEDIATE RELEASE, MEDIA MAY CALL KENNETH HART AT 276-873-6288 FOR ADDITIONAL COMMENTS)